Exhibit 99.1

For Immediate Release:

Contact:        Stephen Kuchen
                       PacificHealth Laboratories
                 (732) 739-2900 Ext. 603
                       skuchen@pacifichealthlabs.com

PACIFICHEALTH LABORATORIES APPOINTS TWO NEW DIRECTORS
Announces Completion of $450,000 Stock Purchase Transaction

MATAWAN, NJ, February 26, 2007 - - PacificHealth Laboratories, Inc. (OTCBB: PHLI), a nutrition technology company, announced today the appointment of Adam Mizel, Managing Principal of Aquifer Capital Group, LLC, and Marc Particelli, Chairman of the Board of Coactive Marketing Group (NASDAQ: CMKG), to its Board of Directors. In addition, the Company announced the completion of a $450,000 stock purchase transaction of newly issued shares of common stock at $1.85 per share to be used for new ecommerce initiatives. The per-share price was based on the 10-day average closing price from February 15, 2007, the date the Board of Directors approved the transaction. Mr. Mizel, through the Aquifer Opportunity Fund, L.P. that he manages, and Mr. Particelli were the purchasers in the transaction. With the addition of Messrs. Mizel and Particelli, PacificHealth has expanded its Board from four to six members.

Dr. Robert Portman, Chairman and CEO of PHLI said, “We are pleased to welcome Adam and Marc to our Board of Directors and look forward to their positive contributions. Both of these individuals bring to PacificHealth strong backgrounds and business expertise that will be extremely valuable to the Company as it continues to build market share and introduce new products. Specifically, Adam has spent a majority of his career working in private equity and is experienced in providing both capital and strategic counsel to growth companies. Marc has expertise in interactive marketing communications as well as a strong operational and management background. Adam and Marc will have an immediate impact on PacificHealth.”

Mr. Mizel, age 37, has been the Managing Principal of Aquifer Capital Group, LLC and the General Partner of the Aquifer Opportunity Fund, L.P., an investment fund that takes a private equity approach to investing in small capitalization public companies, since September 2005. He was previously Managing Director and Chief Operating Officer of Azimuth Trust, LLC, an alternative asset management firm from 2001 until 2005. Earlier, Adam was a partner at Capital Z Partners, L.P., a private equity and alternative investment firm, and Managing Director at Zurich Centre Investments, Inc., the North American private equity unit of Zurich Financial Services Group. Adam began his investment career at Morgan Stanley Capital Partners in 1991.

Marc Particelli, age 61, has been Chairman of the Board of Coactive Marketing Group (NASDAQ: CMKG), an integrated marketing communications agency, since July 2006. He also

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served as interim President and Chief Executive Officer of Coactive from July 2006 through October 2006. From August 2005 until March 2006, Marc was the Chief Executive Officer of TSM Corporation, a telecommunications company serving the Hispanic market. He was Chairman of the Board, President and Chief Executive Officer of Modem Media, an interactive marketing services firm, from January 1991 until its acquisition by Digitas Inc. in October 2004. Earlier, Marc was a partner at Oak Hill Capital Management, a private equity investment firm, and managing director at Odyssey Partners L.P., a hedge fund. Prior to entering the private equity business, he spent 20 years with Booz Allen where he helped create the Marketing Industries Practice and led its expansion across Europe, Asia and South America. Marc also currently serves as a director of, and investor in, several private companies and as an advisor to several private equity firms.

About PacificHealth Laboratories, Inc.:
PacificHealth Laboratories, Inc. (PHLI.OB), a leading nutrition technology company, has been a pioneer in discovering, developing and commercializing patented, protein-based nutritional products that stimulate specific peptides involved in appetite regulation and that activate biochemical pathways involved in muscle performance and growth. PHLI’s principle areas of focus include weight loss, management of Type 2 diabetes and sports performance. To learn more, visit www.pacifichealthlabs.com.

This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements". These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects" or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

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